CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                          Year ended December 31,
                                          -----------------------
                                           1996            1995
                                        -----------     -----------

Net income                              ($5,575,882)        $35,456
                                        ===========     ===========

Weighted average number
of common shares outstanding              4,078,864       3,599,320

Common equivalent shares
representing shares
issuable upon exercise of
outstanding options and warrants                -*-             -*-
                                        -----------     -----------

Net income (loss) per share                  ($1.37)          $0.01
                                        ===========     ===========

* No impact to weighted average number of shares as the inclusion of additional shares assuming the exercise of outstanding options and warrants would have been antidilutive.

Fully diluted and supplementary net income (loss) per share are not presented as the amounts are not dilutively or incrementally different from primary net income (loss) per share amounts.